***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. Sec. 200.80(b)(4),
200.83 and 240.24b-2

C O R P O R A T E P U R C H A S E A G R E E M E N T

Between:

Buyer:
Name:	Compac Computer Corporation and its Affiliates
Address:	20555 SH 249 Houston, Texas 77070-2698
Contact Name:	Joe Bruccoliere	Telephone Number:	281-518-6842

And:

Seller:
Name:	Ecrix Corporation
Address:	5525 Central Avenue Boulder, CO 80301
Contact Name:	Craig Lamborn	Telephone number:	303-245-7266

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

SELLER agrees to provide BUYER with the Products, Services, Spares and/or other materials specifically identified in properly executed Schedules of Deliverables at the applicable Effective Prices and in accordance with the terms and conditions of this Corporate Purchasing Agreement (the "Agreement") between the parties, which Agreement consists of (i) this signature page; (ii) the General Terms for Purchasing, including any amendments thereto; (iii) any Supplemental Terms of Agreement; and (iv) all Attachments.

PRODUCTS & SERVICES: The Products purchased under the Agreement shall be more fully described in a Schedule of Product Deliverables (containing Product part numbers, descriptions, initial unit prices, and lead-times) as updated from time to time in the most currently executed Pricing Schedule. The Spares purchased under the Agreement shall be more fully described in a Schedule of Spares. The Services acquired under this Agreement shall be more fully described in a Schedule of Service Deliverables. Any other materials acquired under this Agreement shall be more fully described in a Schedule of Other Deliverables. Whereas the parties may agree to purchase other products, spares, and/or services, additional Schedules of Deliverables may be added from time to time during the term of the Agreement.

PRICES / CHARGES: The prices, fees, charges, and discounts ("Prices") for Deliverables shall be initially set forth in a Schedule of Deliverables. Whereas the parties may agree, from time to time, to update Prices for any Deliverable, such updated Prices shall be set forth in properly executed Pricing Schedules and shall be the price at which Buyer is entitled to purchase such Deliverables from Seller ("Effective Price") for the period of time specified therein ("Pricing Period"). The Effective Price for any Deliverable, shall be that which is contained in the most recently executed Pricing Schedule or, if none exists, in the applicable Schedule of Deliverables.

AGREEMENT TERM: Effective Date: 10-01-2001 End Date (of Initial Term): _09-30-2004

Notwithstanding anything to the contrary, the Agreement is not a requirements contract and does not obligate Buyer to purchase any minimum quantity of Deliverables but only establishes the terms and conditions for such purchases if and when Buyer submits Orders in accordance with the Agreement. Capitalized terms used on this signature page that are defined elsewhere in the Agreement and shall have the meaning as there defined.

IN WITNESS WHEREOF, THE AUTHORIZED REPRESENTATIVES OF THE PARTIES HAVE EXECUTED THIS AGREEMENT WHICH SHALL BECOME EFFECTIVE AS OF THE EFFECTIVE DATE WRITTEN ABOVE.

	SELLER: ECRIX CORPORATION		BUYER: COMPAQ COMPUTER CORPORATION

By:	/s/ Kelly Beavers	By:	/s/ Roy H. Dgburn
	(Authorized Signature)		(Authorized Signature)
Name:	Kelly Beavers	Name:	Roy H. Dgburn
	(Typed or Printed)		(Typed or Printed)
Title:	President, COO	Title:	Director, Procurement
	(Typed or Printed)		(Typed or Printed)
Division:		Division:	EBG
	(Optional)		(If Corporate, Identify Commodity Area - If Site, Identify Location
Date:	29, October, 2001	Date:	14 Nov 2001

CORPORATE PURCHASING AGREEMENT

The following general terms and conditions ("General Terms") and any amendments hereto form part of the Corporate Purchase Agreement (the "Agreement") between Buyer and Seller (collectively, the "parties") as identified on the signature page of the Agreement. Subject to the provisions of these General Terms, Buyer may elect to purchase goods, materials, and/or services (individually or collectively referred to as "Deliverables") from Seller. The Effective Date and the End Date of the Agreement together with the contact persons of the parties and their respective addresses for notice, are also identified on the signature page of the Agreement.

1.0 Purpose

It is intended by the parties that the provisions of the Agreement, including these General Terms, shall govern any purchase and sale of the Deliverables including, as applicable, the Products, Spares, Services or other materials set forth in a Schedule of Deliverables forming part of the Agreement.

2.0 Definitions

In addition to terms defined elsewhere in the Agreement, capitalized terms used herein shall have the meanings set forth below:

2.1 "Affiliate" means, with respect to Buyer or Seller, (i) any other legal entity controlling, controlled by, or under the common control with Buyer, (ii) any OEM subcontractor of Buyer, and (iii) any subcontractor or contractor of Buyer. As used in this definition, the term "control" means the possession, directly or indirectly or the power to direct, or cause the direction of the management and policy of the controlled entity.

2.2 "Attachments" means any document or exhibit thereof that is mutually agreed to by the parties and is used to provide additional information and/or different terms and conditions relating to the Agreement. Attachments may include, but is not limited to schedules, amendments, addenda, and any other document that is mutually agreed upon by the parties and incorporates by reference the General Terms for Purchasing.

2.3 "Business Day" means a day on which commercial banks and foreign exchange markets settle payments in New York City, U.S.A.

2.4 "Buyer Furnished Items" means any raw materials, components, tools, products, equipment, documentation, services, and/or any other items to be provided by Buyer to Seller including, but not limited to any Buyer-Owned Materials identified in any applicable Owned Materials Attachment, Order, or in any other Attachment forming part of the Agreement

2.5 "Buyer Products" means those Products manufactured, marketed, distributed and/or otherwise made available by Buyer to Buyer's customers, which may include hardware and software proprietary to Buyer and/or Buyer's suppliers, including, without limitation, the Products acquired from the Seller under this Agreement.

2.6 "Change Order" means any written document or any written or electronic Orders prepared, properly authorized, and issued by Buyer and accepted by Seller, to identify changes to an existing Order previously accepted by Seller for Deliverables. A Change order will typically contain the Applicable Purchase Order number or electronic Order number affected, a Change Order number, and a Change Order date signify the effective date of the change(s) Delivery Date(s), (ii) adding and or canceling item(s) in whole or in part, and/or (iii) changes to Buyer designated destination point(s).

2.7 "Code" means computer programming instructions including, without limitation, machine-readable computer programming instructions. Unless specifically stated otherwise, "Code" shall include all Updates and Enhancements thereto.

2.8 "Confidential Information" means tangible and intangible non public information that one party discloses to the other and designates as confidential or which, under the circumstances surrounding such disclosure, ought to be treated as confidential. "Confidential Information" includes, but is not limited to any and all of the parties product information relating to design, functionality, pricing, manufacturing or marketing; the terms and conditions of any proposed or actual agreement between the parties; either party's business policies, practices or trade secrets; and the information of others that is received by either party under an obligation of confidentiality.

2.9 "Defaulting Party" shall mean any party who fails to perform any contractual obligation or duty in connection with the terms and conditions set forth in this Agreement.

2.10 "Defective Product" shall mean deliverables that do not conform to the specifications or that contain any defect in materials, workmanship, or design.

2.11 "Deliverables" means any goods, services, products, or other materials to be provided by Seller in accordance with the Agreement and/or any applicable Orders issued hereunder including, but not limited to, those set forth in any applicable Services Requirements Addendum; Schedule of Products, Schedule of Services, Schedule of Spares, Schedule of Other Deliverables; or contained in any other Attachment to the Agreement and/or in any applicable Orders issued hereunder.

2.12 "Delivery Date" or "On-Dock Date" means; (i) the date stipulated on Buyer's Order for the delivery of the specified Deliverables during normal business hours and days to the Delivery Site designated by Buyer; and (ii) the date stipulated on Buyer's Order for the performance of Services to be completed by Seller as specified under Buyer's Order.

2.13 "Enhancements" means changes or additions, other than Updates, to Code and related documentation, including all new releases, that improve functions, add new functions, or improve performance by changes in system, design, or coding.

2.14 "Electronic Transmission" the transmission of data between Buyer and Seller in an electronic format including, but not limited to, industry-standard Electronic Data Interchange techniques ("EDI"); Electronic Funds Transfer ("EFT"); Facsimile ("fax"); Electronic Mail (email); World Wide Web ("WWW"); or Electronic File Exchanges of any transaction set ("Electronic Interchanges"). Common Electronic Transmissions are electronic orders, credit card purchases or orders, and orders via the internet.

2.15 "Epidemic Failure" shall mean, with respect to Product in the field, a failure rate of Defective Products that exceeds [...***...] % and is attributable to a particular defect.

2.16 "Hazardous Materials" means any hazardous substance, hazardous waste, hazardous chemical, hazardous air pollutant, pesticide, or other substance identified as hazardous, infectious, radioactive, or toxic under any federal, state or local laws, regulations, or standards pertaining to the protection of human health or safety, wildlife or the environment. Hazardous Materials shall include, without limitation, all substances identified as hazardous chemicals by California Occupational Safety and Health Act (hereinafter referred to as Cal-OSHA) and under the federal Occupational Safety and Health Act (hereinafter referred to as OSHA) and all substances identified as hazardous wastes under the Resource Conservation and Recovery Act or any comparable state statutes, regulations or standards.

2.17 "Lead Time" means the period of time extending from the date listed on Order to the Delivery Date for Products, Spares and/or Services, [DDP]. The Lead-Times for the Products shall be set forth in the Schedule of Products, or in any applicable Orders, or as otherwise mutually agreed upon in any subsequent Pricing Schedule.

*Confidential Treatment Requested

2.18 "Like New Condition" means refurbished to the latest revision to meet all applicable electrical, mechanical, firmware and cosmetic specification and Engineering documentation, including the replacement of damaged or missing non-functioning parts.

2.19 "Materials" means (i) computer hardware, (ii) any written information, Code, or documentation, including any machine-readable information, Code, or documentation recorded on tangible media, or (iii) any combination thereof provided, pursuant to the Agreement, to a party for the sole purpose of enabling performance of the obligations contained herein. "Materials" does not include Products, or Spares, or Services, or intangible Confidential Information.

2.20 "Mysterious Loss" or "Mysterious Disappearance" shall mean, with respect to one or more raw materials, parts, goods, or finished products, any loss of such raw materials, parts goods or finished Products reflected substantiated by a physical inventory of such taw materials, parts goods, or finished Products taken on any date that reflects a lower count of raw materials parts, goods or Finished Products than inventory records on Buyer system of record with respect to raw materials parts, goods or Finished Products as of the date of the physical inventory, which loss cannot be accounted for after a thirty day (30) calendar day period from such physical inventory date.

2.21 "Order(s)" means, collectively, any written Purchase Order, any credit card purchase or order, any electronic order or electronic purchase order employing EDI techniques, any industry standard EDI order, any telex or facsimile order or purchase order, any telephonic order or purchase order subsequently confirmed by Buyer in writing or by some electronic means capable of printing a hard copy, any other written or electronic order, and any internet orders employing the Internet and industry standard eCommerce techniques or EDI techniques; that are prepared, properly authorized and issued by Buyer for the purchase of Products or Services. "Orders" may be accepted by Seller in writing, electronically in the manner prescribed in subsection3.3 below, or in the manner otherwise prescribed by Buyer and consistent with this Agreement (including, as applicable, by EDI means, industry standard eCommerce techniques, or by facsimile transmission), or by commencement of performance of Services or by delivery of Products.

2.22 "Pricing Schedule" means, with respect to the purchase of Products, any written instrument executed by one party and mutually agreed to by the other party for purpose of (i) updating the part numbers for the Products identified therein and (ii) updating the Effective Price at which Buyer may purchase the Products during a stated Pricing. Any purchase by Buyer of the Products listed in a properly executed Pricing Schedule shall be governed by the terms and conditions of the Agreement, unless otherwise stated therein.. To be valid, a Pricing Schedule shall contain, at minimum, a current Pricing Period, the part numbers and unit prices for the Product(s), the written consent of both parties.

2.23 "Proprietary Rights" means all current and future patents, mask works, copyrights, trade secrets, know-how, and all other intellectual property rights, including all applications, continuations and registrations with respect thereto.

2.24 "Purchase Order" means a written document prepared by Buyer and accepted by Seller pursuant to Section 3.2 below to identify Products, Spares and/or Services to be furnished by Seller pursuant to the terms and conditions of the Agreement. Such Purchase Order will typically conatin: (i) Purchase Order Number, (ii) Purchase Order date (iii) Purchase Order item No. for each item ordered. (iv) quantity of each Product, Spare or Service Ordered, (v) Buyer and/or Seller part number, (vi) revision designator for each Product/Spare, (vii) unit price of each item, (viii) Delivery Date of each item, and (ix) Buyer's designated destination point for each item.

2.25 "Product(s)"means goods, materials, components, or products that are either created, manufactured, distributed, or otherwise made available by Seller to Buyer for purchase by Buyer pursuant to the terms and conditions of the Agreement and any applicable Order thereto. The Products shall include any requisite and incidental materials, packaging, documentation, Code, Software, and any other reasonably related Seller Furnished Items that are needful due to the nature of the Product. The Products are identified in attached Schedules of Deliverables Part numbers contained in any Schedule of Products may be updated from time-to-time in mutually agreed upon Pricing Schedules. The updated part-number for any given Product is located in the most recently executed Pricing Schedule.

2.26 "RMA" means a Return Material Authorization number assigned by Seller for a shipment of Products and/or Spares being returned by Buyer to Seller.

2.27 "Schedule of Products" means any written instrument executed by the parties for the purpose of specifically identifying Product(s) the parties intend to be covered by the Agreement. A Schedule of Spares shall, at minimum, contain the part numbers, descriptions, and unit prices, for such Spare(s).

2.28 "Schedule of Spares" means any written instrument executed by the parties for the purpose of specifically identifying Spare(s) the parties intend to be covered by the Agreement. A Schedule of Products shall, at minimum, contain the part numbers, descriptions, and unit prices, and Lead-Times for such Product.

2.29 "Seller Furnished Items" means any raw materials, components, tools, products, equipment, documentation, services, technical support, and/or any other items that may be provided by Seller to Buyer including but not limited to any Seller-Owned Materials identified in any applicable Owned Materials Attachment, Order, or in any other document forming part of the Agreement.

2.30 "Seller Owned Inventory" means any raw materials, sub-assemblies, finished goods inventory over which the Seller will have financial ownership of the inventory/products until such time the inventory is "pulled" in order to fulfill replenishment needs.

2.31 "Services" or "Sellers Services" means the services or work made available to Buyer by Seller and which are described, identified, or listed in any attached or subsequently executed Service Requirements Addendum that specifically references the Agreement, or in any other applicable Exhibit, Addendum, Schedule or Attachment forming part of the Agreement or forming any applicable Orders thereunder.

2.32 "Software" means (i) the software which is a component of, supplied with, or bundled with, the Products, Spares or Services (whether in firmware or on magnetic, optical or other media) and (ii) the end user documentation for such software, including all Updates and Enhancements to such software and documentation.

2.33 "Spare(s)" means any replacement parts/components, assemblies, or sub-assemblies for the Product(s). Such spare parts shall include, without limitation: the items described in any Schedule of Spares that forms part of this Agreement

2.34 "Specifications" means any instructions relating to the Seller's Services or the manufacture of products or Spares, including (i) the specifications for the specific Product, Spares, and/or Services set forth in a Specifications document; (ii) the specifications with regard to the specific Product, Spares and/or Services generally published by Seller; (iii) the General Quality Requirements set forth under a Quality Requirements set forth under a Quality Assurance Addendum, and (iv) the Product Agency And Regulatory Compliance Requirements set forth under an Agency and Regulatory Requirements document. Specifications also include, physical or operational performance parameters, characterization and/or attributes of the Products and Spares as identified elsewhere in the Agreement or in any applicable Order(s).

2.35 "Technical Data" shall include, but not be limited to, Buyer furnished items, Buyer products, Confidential Information, code, Deliverables, Materials, Products, Software, Spares or Services.

2.36 "Updates" means any modifications or changes, other than Enhancements, to Materials, Products, or Spares for purposes of correcting Errors, such as bug fixes or other incidental corrections.

2.37

3.0 Orders

3.1 Buyer may purchase Product(s), Spares and/or Services from Seller by issuing properly authorized Orders to Seller. All such Orders shall set forth the following items: quantity, price, delivery date, part number, and revision level.

3.2 Seller shall accept any Order that materially conforms with the terms of this Agreement. Seller shall use commercially reasonable efforts to send Buyer written confirmation of such acceptance within seven (7) Business Days after Seller's receipt of a written Order from Buyer

3.3 If Buyer issues an electronic Order, Seller shall electronically "Verify" receipt of the electronic Order within one (1) Business Day of the electronic Order transmission by Buyer. "Verify" or "Verification," as used herein, shall mean that Seller has, in fact, successfully received all necessary Order information and requirements (e.g. quantity, price, delivery date, part number, and revision level) from electronic mailbox and shall serve as Seller's notification to Buyer of both the receipt of the electronic Order from Buyer and the occurrence of any discrepancies relating to the readability of such electronic Order. Seller shall return an electronic Order acknowledgement ("EDI Acknowledgement" or any mutually acceptable electronic means) to Buyer within one (1) Business Day following Seller's receipt of said Verification. Seller shall be conclusiverly presumed to have accepted all electronic Orders issued by Buyer unless Buyer is specifically notified that Seller has not accepted a particular electronic OrderThe receipt of such notification by Buyer must take place within two (2) Business Days of the transmission of Buyer's electronic Order.

3.4 All electronic Orders, Verifications, and EDI Acknowledgments (collectively "EDI Transmissions") and other related data electronically transmitted shall;

     (1) specifically reference and be suject to the terms and conditions of this Agreement, and

     (2) be specifically formatted in accordance with the policies, specifications and procedures provided by Buyer to Seller regarding electronically transmitted information

3.5 Nor oral, electronic, or written additional or different provisions proposed by either party in any Order, acceptance, confirmation or acknowledgement shall apply unless expressly agreed to, in writing, by the other party. Each party hereby gives notice of its objection to any such additional or different terms proposed by the other party.

3.6 Seller agrees that all of Buyer's Affiliates, wherever located, shall be entitled to make purchases under the terms and conditions of this Agreement. Buyer will issue a Letter of Authorization that will authorize Seller to sell specific Products to an Affiliate under this Agreement.

3.7 The parties agree that: (i) the provision of the Uniform Commercial Code Section 2-201 (Statute of Frauds) shall not apply to these Electronic Interchanges; (ii) these Electronic Interchanges shall be deemed to satisfy any legal formalities requiring that agreements be in writing; and (iii) computer maintained records when produced in hard copy form shall constitute business records and shall be admissible, as such, to the same extent as other generally recognized business records.

3.8 No oral, written, or electronic data transmission by either party in any credit card Order, acceptance, confirmation, verification, or acknowledgement, that proposes additional or different provisions, shall apply unless experssly agreed to in writing by the other party. Each party hereby gives notice of its objection to any additional or different terms proposed by the other party.

3.9 The terms governing the delivery of all Product(s), Spares, and/or, Services ordered by Buyer will be interpreted in accordance with the International Chamber of Commerce Incoterms 2000 Edition. Unless otherwise specified by Buyer, all Product and Spares received by Buyer at Buyer's Specified Location will be received as Delivery Duty Paid (DDP), Incoterms 2000 Edition. Unless otherwise set forth in the Order, title and risk of loss of Product(s) and or Spares shall pass to Buyer upon Buyer's receipt of such Product at Buyer's Place of Delivery

4.0 PRICING

4.1 The prices for Product(s), Spares and/or Services ("Prices") shall be established from time to time by the parties executing and delivering a Schedule of Products and/or a Schedule of Spares. The Prices set forth in any such Schedule of Products or Schedule of Spares shall be fixed for the period set forth therein. The Parties agree that Prices may be updated from time to time, by mutual agreement of the parties. Such updated pricing shall be contained in properly executed Pricing Schedules.

4.2 The prices shall include all direct, indirect, and incidental charges relating to the sale and delivery of the Product, Spares, and/or Services to Buyer including , without limitation, packaging, packing, crating, storage, forwarding agent and brokerage fees, insurance costs, freight shipping charges, document fees, duties and charges of any kind.

4.3 [...***...]

4.4 [...***...]

4.5 Seller shall use its best efforts to maintain a vigorous cost reduction program and to ensure that the Prices and the Subject Terms are aggressive and competitive at all times. If Buyer does not consider the Subject Terms aggressive and competitive, Buyer shall have the right, at any time and from time to time, to request an immediate meeting with Seller and Seller shall use its best efforts to amend the Subject Terms to comply with this Subsection 4.5 by entering into a new Pricing Schedule (if required).

5. Warranty

5.1 Seller hereby warrants that for [...***...] months from the date of shipment of Product(s) or Spares by Buyer or by Buyer's customers, that (i) all Product(s) and Spares shall be free from defects in material, workmanship, and design; and (ii) shall conform to applicable specifications drawings, samples and descriptions which references this Agreement; and (iii) shall be suitable for the purpose for which they were intended. Seller further represents and warrants that Product(s) and Spares purchased hereunder shall (i) vest in Buyer good and valid title to such Product(s) and Spares which is free and clear of all liens, security interests, encumbrances, burdens and other claims, and (ii) that Product(s) and Spares to the best of its knowledge, do not infringe on any third party intellectual property interest. The warranty for a replaced or repaired Product or Spare will be warranted for the longer of (i) the duration of the original warranty or (ii) ninety days from repair. In connection with an Epidemic Failure caused by Defective Product, Seller shall, at Buyers sole election, credit Buyer with the full purchase price of said Defective Product or provide Buyer with correction or replacement, in accordance with Subsection 5.2 below.

5.2 Upon the (i) discovery of a defect in material, workmanship, or design in any workmanship, or design in any Product or Spare, or (ii) discovery of a Product of Spare that is not in compliance with the Specifications during the warranty period, Buyer may at its option, return said Product or Spare to Seller, at Sellers expense, for (i) a full credit of the purchase price; or (ii) Seller's prompt correction or replacement thereof (not to exceed five business (5) days of Seller's receipt of such Product or Spare), and (iii) exercise any other rights as Buyer may have at law or in equity that are consistent with the other provisions of the Agreement. Seller shall bear all warranty costs such as labor, material, inspection and shipping to and from Buyers facility or Buyers customer's facility, whichever is the location of the Defective Product or Spare. If Buyer or Buyer's customer incurs any such costs, Buyer may either recover them directly from Seller or deduct them from any amounts due Seller.

5.3 In no event will either party be responsible to the other for any incidental or consequential damages arising out if this warranty. However, nothing herein shall be deemed an assumption by either party of liability incurred by the other party in contract or at law, with regard to any third-party claims.

*Confidential Treatment Requested

5.4 Seller warrants that Seller has not previously or otherwise granted any rights to any third party which conflict with the rights granted herein; that there is no violation, litigation, arbitration, or other proceeding pending or threatened with regard to Seller before any court or any other governmental or administrative agency; that no judgment, order, injunction, or decree of any court or governmental or adminstrative agency regarding the Product(s), Spares, and/or Services has been entered into record against Seller or served upon Seller; and that Seller has the full power and authority to enter into this Agreement, to carry out its obligation set forth herein, and grant the rights granted herein.

5.5 Seller's warranty shall not apply to any Product an/or Spare damaged as a rsult of any accident, negligence, or use in any application for which the Product is not designed or intended under the terms of this agreement.

6.0 INDEMNIFICATION AND REMEDIES

6.1 Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and their respective directors, officers, shareholders, customers, employees and agents ("Buyer Indemnified Parties") from and against any and all claims, demands, suits, actions, judgments, costs and liabilities, including attorneys' fees, (each, an "Indemnified Loss") relating to or arising out of any claims, demands, suits or actions brought by third parties ("Claims") to the extent based upon an allegation that Product, Services or Spares furnished under this Agreement infringe or violate any patent, copyright, trade secret, trade name, trade dress, mask work, mask rights, trademark or any other proprietary right and shall pay all costs and damages awarded; provided, the foregoing indemnity not apply to the extent that any such claim is attributable solely to design specifications furnished by Buyer to Seller.

Where Seller: (1) Provides Buyer with "Infringing Product" which is defined as Product that is a component of a patented machine, manufacture, combination or composition, or a material or apparatus for use in practicing a patented process and Seller knows the Infringing Product is especially made for use in an infringement of such patent, and not a staple article of Commerce, suitable for substantial noninfringing use, OR (2) Where Seller or its Product actively induces the infringement, Seller shall indemnify, defend and hold harmless Buyer Indemnified Parties from and against any indemnified loss relating to or arising out of any allegation that Compaq Products containing or comprised of any Seller infringing Product infringe or violate any patent or patent right and shall pay all costs and damages awarded.

Buyer shall notify Seller of such claim and permit Seller to defend and compromise such claim; provided, Buyer's failure to so notify Seller shall not diminish Seller's indemnity obligations hereunder except to the extent any Buyer's delay in notifying Seller materially prejudices Seller's defense of such matter.

If an injunction or exclusion order preventing the use, sale, lease license, or other distrbution of the Product or Spares of any part thereof of the Product or Spares results from such a Claim (or, if Seller reasonably believes such an injunction is likely) Seller shall, at its expense, use commercially reasonable efforts to (a) obtain for Buyer the right to continue using the Product or Spares, or (b) replace or modify the Product or Spares so that it becomes non-infringing but remains functionally equivalent. In the event that Seller cannot obtain such right for Buyer or provide a replacement or modification, Seller shall accept return of all such Product and Spares from Buyer at the purchase price, and Buyer shall be entitled to such additional remedies as may be available at law or in equity that are consistent with the terms of this Agreement.

6.2 Seller shall defend, indemnify and hold Buyer, its officers, directors, agents and employees harmless from and against any and all claims, including personal injury and death, losses, expenses (including reasonable attorney's fees), demands, or judgments ("Claims") which result from or arise out of:

     a.) The presence of Seller's agents, employees or subcontractors (Personnel), or equipment on the property of Buyer or its customers; or

     b.) The acts, errors, omissions, negligence, gross negligence or willful misconduct of Seller's Personnel while on the property of Buyer or its customers; or

     c.) The use by Seller or its Personnel of Buyer's equipment, tools or facilities (Equipment) whether or not any Claims are based upon the condition of such Equipment or Buyer's, its agents', or employees' alleged negligence in permitting its use. Permission by Buyer to use any such Equipment shall be gratuitous.

     e.) The use of any Product or Spare.

6 3 Notwithstanding the foregoing, the indemnity set forth in this Section 6.2 shall not apply and Seller shall have no obligations under this Section to the extent that any such Claim is attributable to the gross negligence or willful misconduct of Buyer, its agents, employees or subcontractors.

6.4 Subject to Subsection 6.5, upon the occurrence of a Default by a party hereto the other party shall be entitled to exercise such rights and remedies as are available at law or in equity including the right to seek specific performance upon Seller's failure to deliver on a timely basis unique products in conformity with the Specifications.

6.5 NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND UNLIQUIDATED INVENTORY), INDIRECT, SPECIAL OR PUNITIVE DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT (I) IN CONNECTION WITH A BREACH OF THE CONFIDENTIALITY PROVISIONS SET FORTH IN THIS AGREEMENT AND (II) TO THE EXTENT ANY SUCH DAMAGES ARE A PART OF AN INDEMNIFIED LOSS AGAINST WHICH BUYER IS ENTITLED TO BE INDEMNlFIED PURSUANT TO THE OTHER PROVISIONS OF THIS SECTION 6.0.

7.0 PAYMENT

7.1 Seller shall invoice Buyer no later than thirty (30) calendar days following the date on which Seller ships Product covered hereby. Such invoice shall be payable net [...***...] calendar days next after the date of Seller's invoice; provided, Seller's invoice shall not be dated earlier than the shipment date of Product. Invoices shall be subject to verification by Buyer with regards to the accuracy of the amount invoiced for products provided by Seller. Invoices shall be submitted to Compaq Computer Corporation, Attn: Accounts Payable/USAl-AP-01, P. O. Box 4713, Houston, Texas 77210. Unless otherwise agreed to in writing by the Parties, payment shall be made in U.S. Dollars. Payment of invoices shall not constitute acceptance of the Product. Seller shall extend these same payment terms to Buyer's Affiliates unless Affiliate's financial circumstances represent an unacceptable financial risk to seller.

7.2 Unless otherwise specified in an Exhibit or otherwise agreed to in writing by the parties, payment shall be made in U.S. dollars.

7.3 Each Party authorizes the other Party to satisfy all payment obligations under this Agreement using Electronic Transmissions such as Electronic Funds Transfer or Automated Clearing House.

7.4 Within thirty (30) calendar days of commencement of any Electronic Transmissions, each Party will provide in writing the specified details of:

     (a) Name, address, telephone, Telecopier, or other appropriate communication numbers of its financial institution;

     (b) Administrative contact at its financial institution

     (c) Designated account and account number at its financial institution for Funds Transfer; and

*Confidential Treatment Requested

     (d) Name, address, communication number and contact for any designated Third Party Service Provider.

7.5 Either Party may change its financial institution or account with a written notice to the other Party as soon as practicably possible, but no less than ten (10) Business Days.

8.0 TERM

The term of this Agreement shall be three (3) years, ("Initial Term") commencing on the date indicated on the signature page of this Agreement ("Effective Date") and shall automatically renew at the conclusion of the Initial Term for successive twelve (12) month periods unless and until one party notifies the other, not less than thirty (30) calendar days prior to the end of the Initial Term or any subsequent twelve-month term, that it does not intend to renew this Agreement. This Agreement may terminate prior to the aforementioned stated term under the circumstances set forth in Section 9.0 Notwithstanding the foregoing, this Agreement shall remain in full force and effect and shall be applicable to any Order issued by Buyer to Seller during the term of this Agreement until all obligations under such Order have been fulfilled.

9.0 TERMINATION

9.1 Either party (the "Non-Defaulting Party") may terminate this Agreement and/or any Order issued hereunder at any time by giving thirty (30) calendar days written notice to the other party (the "Defaulting Party") upon the occurrence of a Default by the Defaulting Party. In addition, Buyer may terminate this Agreement and/or any Order issued hereunder at any time for any reason upon giving written notice of termination to the Seller. This Agreement shall terminate on the date of such notice (the "Termination Date").

9.2 Upon termination by Seller of this Agreement and/or any Order due to Buyer's Default or upon termination of this agreement and/or any order by Buyer for reasons other than Seller's Default, Buyer's entire liability shall be limited to : (i) all Product and Spares that Buyer has received. (ii) unique custom parts, as specified in the Schedule of Products , in Seller's inventory and those purchased within reasonable lead time to fulfill Buyer's most recent forecast demand. (iii) Actual labor costs to convert Product, in Buyer approved buffer inventory, for sale to other customers of Seller.

9.3 Upon termination by Buyer of this Agreement and/or any Order due to Seller's Default, Buyer may, at its option, (i) return Defective Product to Seller, at Seller's expense, for a full credit of the purchase price, or (ii) return Defective Product to Seller for Seller's correction or replacement, or (iii) exercise any other rights as Buyer may have at law or in equity that are consistent with the other provisions of the Agreement. Product or Spares required to be corrected or replaced shall be subject to the same inspection and acceptance provisions of this Agreement as Product or Spares originally delivered under any Order.

9.4 Upon Default by Seller, the parties hereby agree that Seller shall reimburse Buyer for any premium cost ("cover costs") reasonably incurred by Buyer to remedy Seller's Default. Cover costs may include, but are not limited to: fees paid to a Product or service provider, cost of inspecting all Product inventories in order to filter out all defective units, inventory carrying cost for replacement units and spare parts, cost of all required freight and handling, refurbishment or replacement of product, cost of complying with any government laws or regulations including without limitation providing any notice to customers, cost of Product cancellations and return expenses, any costs incurred by Buyer for audits related to the default.

9.5 Upon the occurrence of a termination event, failure of either party to submit it's termination claim in writing within ninety (90) calendar days, unless extended by the other party in writing prior to the expiration of said period, shall constitute a waiver of such claim, and either party shall not be required to notify the other party or make any determination thereof. "Termination Claim" shall be defined as a claim by either party for outstanding or overpaid undisputed invoices and for excess materials purchased." "Excess Materials" shall be defined as all finished goods, works in progress, and unique materials that have been purchased within reasonable by Seller to fulfill Buyer's orders and that have not been consumed.

9.6 No action, except those regarding claims by third parties, or claims with respect to patents, copyrights, trademarks or trade names or the unauthorized disclosure of Confidential Information, regardless of form, arising out of this Agreement may be brought by either party more than one (l) year after the cause of action has arisen.

10.0 FORCE MAJEURE

10.1 Neither party shall be liable for its failure to perform any of its obligations hereunder during any period in which performance is delayed by fire, flood, war, embargo, riot or an unforeseeable intervention of any government authority that causes complete business interruption ("Force Majeure"), provided that the party suffering such delay immediately notifies the other party of the delay.

10.2 If, however, Seller's performance is delayed for reasons set forth above for a cumulative period of fourteen (14) calendar days or more, Buyer, notwithstanding any other provision of this Agreement to the contrary, may terminate this Agreement and/or any Order issued hereunder by notice to Seller. In the event such termination, Buyer's sole liability hereunder shall be for the payment to Seller of any balance due and owing for Product or Spares previously delivered by Seller and accepted by Buyer. In the event the parties do not terminate this Agreement and/or Order due to a Force Majeure, the time for performance or cure will be extended for a period equal to the duration of the Force Majeure.

11.0 NOTICES

Any notice given under this Agreement shall be given in writing via the means described in this provision. Written notice shall be sent by registered mail or certified mail, postage prepaid, return receipt requested, or by any other overnight delivery service which delivers to the noticed destination, and provides proof of delivery to the sender. Any telex or facsimile notice must be followed within three (3) business days by written notice. All notices shall be effective when first received at the addresses set out on the front page of the Agreement or such other addresses as may be notified to the other party pursuant to this provision.

12.0 INSURANCE

12.1 Without limiting any of the obligations or liabilities of Seller, Seller shall maintain, at its own expense, as long as this Agreement is in effect, insurance policies of the kind and limits listed below and with insurers with an A.M. Best's Rating of not less than A-:VII or its equivalent. Seller will be subject to the following insurance requirements:

     a WORKER'S COMPENSATION - If Seller's employees have access to Buyer's leased or owned premises, Seller is required to maintain Workers Compensation Insurance as required by any applicable law or regulation and in accordance with the law of the nation, state, territory or province having jurisdiction over Seller's employees wherever work is to be performed under this Agreement. Where allowed by law, policy shall include waiver of subrogation in favor of Compaq Computer Corporation, its subsidiaries, officers, directors, employees, agents, and affiliated companies;

     b. EMPLOYERS' LIABILITY - If Seller's employees have access to Buyer's leased or owned premises, Seller is required to maintain Employer's Liability Insurance in an amount keeping with the law of the nation, state, territory or province having jurisdiction over Seller's employees wherever work is to be performed under this Agreement or US$1,000,000 whichever is greater. Where allowed by law, policy shall include waiver of subrogation in favor of Compaq Computer Corporation, its subsidiaries, officers, directors, employees, agents, and affiliated companies;

     c. COMMERCIAL GENERAL LIABILITY - Seller is required to maintain Commercial General Liability Insurance for Bodily Injury and Property Damage including Premises/Operations, Products/Completed Operations, Contractual Liability, Independent Contractor's Liability, Broad Form Property Damage, PersonaUAdvertising Injury with limits not less than US$1,000,000 per occurrence and US$2,000,000 General Aggregate. Where allowed by law, policy shall name Compaq computer Corporation, its subsidiaries, offices, directors, agents, employees and affiliated companies as Additional Insured and shall not include a Care, Custody and Control Exclusion; ~

     d. AUTOMOBILE LIABILITY If licensed vehicles are used in connection with the performance of this Agreement, and at all times when such vehicles are operated on the leased or owned premises of Buyer, Seller shall maintain Automobile Liability insurance for Bodily Injury and Property Damage in an amount in keeping with the laws of the nation, state, territory or province wherever work is to be performed under this Agreement or US$1,000,000 whichever is greater. Policy must cover all automobiles, trucks, tractor-trailers, motorcycles or other automotive equipment, whether non-owned, owned, or hired by Seller, including the loading thereof.;

     e. FIDELITY/CRIME FOR EMPLOYEES' DISHONEST ACTS

          i. If Seller's employees have unsupervised access to Buyer's assets, either physically or electronically, Seller will maintain Fidelity/Crime Insurance covering employee dishonesty for Seller's employees involved in the performance of this Agreement with limits not less than US$ 1,000,000 and including Liability to Others for Employee Theft or Forgery.;

          ii. If Seller's employees have supervised access to Buyer's assets, either physically or electronically, Seller will maintain Fidelity/Crime Insurance covering employee dishonesty for Seller's employees involved in the performance of this Agreement with limits not less than US$500,000 and including Liability to Others for Employee Theft or Forgery. Policy shall name Compaq Computer Corporation as Loss Payee as Buyer's interest may appear, giving Buyer the right to bring a claim directly against Seller's insurance company for loss of Buyer's property. Seller's policy shall NOT include a Conviction Requirement Clause;

          iii. If Seller's employees do NOT have access to Buyer's assets, either physically or electronically, the requirement for Fidelity/Crime Insurance is w.

          iv. If Seller is an individual with no employees, the requirement for Fidelity/Crime Insurance is waived.

     f. EXCESS LIABILITY: Seller is required to maintain Excess of Umbrella Liability Insurance with limits not less than US$2,000,000 per occurrence and US$2,000,000 in the aggregate. Policy shall follow form of underlying liability policies.

12.2 Seller's insurance shall be primary and any other valid and collectible insurance or self-insurance maintained by or in the name of the Compaq Computer Corporation shall be excess of the Seller's insurance and shall not contribute to it.

12.3 It is Seller's responsibility to ensure that the insurance requirements listed above are in effect for the full term of this Agreement. Cancellation of coverage without Buyer's approval shall be considered a breach of contract. In addition, all of Seller's outside vendors, contractors or subcontractors must retain adequate insurance as detailed above if performing work for Buyer on Seller's behalf. Seller is responsible to verify and maintain certificates of insurance from Seller's subcontractors.

12.4 Within ten (10) business days of execution of this Agreement, Seller shall provide to Buyer certificates of insurance evidencing full compliance with the insurance requirements contained herein. Such certificates shall be kept current throughout the entire term of this Agreement, and shall provide for at least thirty (30) calendar days advance notice to Buyer if coverage is to be canceled or materially altered so as not to comply with the foregoing insurance requirements. The original certificate of insurance should be mailed to Buyer's Contact identified in the Notice Section of this Agreement.

12.5 Buyer assumes all risk related to Mysterious Disappearance of Mysterious Loss, and shall reimburse Seller at [...***...] percent ([...***...]%) full replacement cost of such raw materials, parts, goods or finished Products, regardless of the ability or inability of Buyer to recover from insurance proceeds for such loss. Full replacement cost shall be calculated as the purchase price of the supplier owned goods at the time of the claimed loss. Payment shall be made to Seller within [...***...] calendar days of the date of the agreement between Buyer and Seller as to the [...***...] percent ([...***...]%) full replacement cost value of such incidence of Mysterious Loss or Mysterious Disappearance.

13.0 COMPLIANCE WITH LAWS

13.1 Seller's failure to comply with any of the requirements of this Section may result in a material breach of this Agreement.

13.2 All Product or Spares supplied and work performed under this Agreement shall comply with all applicable United States (U.S) or foreign laws and regulations. Upon request, Seller agrees to certify compliance with any applicable law or regulations.

13.3 In so far as Seller provides commercial Products and/or performs the Services pursuant to this Agreement while doing business in the United States, the following provisions and clauses of the Federal Acquisition Regulation (FAR), 48 CFR Chapter 1, are hereby incorporated by reference, with the same force and effect as if they were given in full text and are hereby made binding upon the subcontractor or vendor. Where the clauses or provisions say "Contractor", substitute "subcontractor or vendor."

      (1) Nonexempt Subcontracts and Purchase Orders for $10,000 or more, or which is expected to amount to $10,000 or more: 52.222-36 Affirmative Action for Workers with Disabilities (JUN 1998).

      (2) Nonexempt Subcontracts and Purchase Orders over $10,000 or subcontracts and Purchase Orders the aggregate value of which in any twelve month period exceeds or can be expected to exceed $10,000: 52.222-26 Equal Opportunity (FEB 1999) (E.O. 11246).

      (3) Nonexempt Subcontracts and Purchase Orders for $10,000 or more, or which is expected to amount to $10,000 or more: 52.222-35 Affirmative Action for Disabled Veterans and Veterans of the Vietnam Era (APR 1998) (38 U.S.C. 4212(a)).

      (4) In all subcontracts that offer further subcontracting opportunities. If the subcontract (except subcontracts to small business concerns) exceeds $ 500,000 ($ 1,000,000 for construction of any public facility), the subcontractor must include 52.219-8 in lower tier subcontracts that offer subcontracting opportunities: 52.219-8, Utilization of Small Business Concerns (OCT 2000) (15 U.S.C.637(d)(2) and (3)).

13.4 The provisions of any applicable State "Right-To-Know" laws and regulations are made a part of this Agreement. A copy of the applicable Product or Spares Safety Data Sheets as required under such laws and regulations shall be provided by Seller upon delivery of Product or Spares and updated as necessary.

13.5 This Agreement is subject to all applicable United States laws, regulations, and administrative acts relating to exports. Without restricting the generality of the foregoing, Seller agrees to ensure that any personnel it supplies to Compaq meet all U.S. Government Export Licensing requirements, including Denied Parties List (DPL) screening, identification of any non-U.S. Nationals from Restricted, Special Licensing or Embargoed countries, compliance with applicable U.S. Department of Commerce Export Regulations and U.S. Department of State International Traffic in Arms Regulations (ITAR).

13.6 Seller agrees to comply with Title 40, Code of Federal Regulations Part 82 - "Protection of Stratospheric Ozone; Labeling." Moreover, Seller shall not supply to Compaq any product or part that contains or has been manufactured using a Class 1 ozone depleting substance, as that term is defined in the Regulations, unless Seller has provided prior written notice to Compaq

*Confidential Treatment Requested

13.7 In accordance with and subject to the laws and regulations of the United States, Seller shall not export, re-export or otherwise disclose, directly or indirectly, Technical Data or the direct product of such Technical Data received from Buyer without Buyer's prior knowledge and written consent.

13.8 Hazardous Materials, Air Emissions & Waste Water Discharges - Compaq requires that each of its suppliers comply with all applicable environmental laws and regulations regarding hazardous materials, air emissions and waste water discharges, including those regarding the manufacture, transportation, storage, disposal, and release to the environment of such materials.

13.9 Child Labor - Compaq expect its suppliers to refrain from using child labor. Workers can be no less than 14 years of age and not younger than the compulsory age to be in school. Compaq supports the development of legitimate workplace apprenticeship programs for the educational benefit of young people.

13.10 Health & Safety - Compaq expects its suppliers to maintain their facilities in a safe and healthy manner and in compliance with all applicable laws and regulations.

14.0 GRATUITIES

Each party represents that it has not offered nor given and will not (i) offer nor give any employee, agent, or representative of the other party any gratuity, or (ii) influence such person's normal job responsibilities in any way with a view toward securing any business from the other party or influencing such person with respect to the business between the parties.

15.0 CONFIDENTIAL INFORMATION

15.1 The parties acknowledge that they have entered into a binding Confidentiality and Nondisclosure Agreement ("NDA") and hereby agree to abide by the terms of such NDA and any amendment thereto. All provisions of such NDA are incorporated by reference and shall govern all disclosures of Confidential Information made under the Agreement.

15.2 The parties acknowledge that the unauthorized disclosure of either party's confidential information will cause irreparable harm. Accordingly, the parties agree that the injured party shall have the right to seek immediate injunctive relief enjoining such unauthorized disclosure.

16.0 TRADEMARKS AND LOGOS

Seller is authorized to use Buyer's logo and trademark only to the extent necessary to meet the required specifications for the Product. No other rights with respect to Buyer's trademarks, trade names or brand names are conferred, either expressly or by implication, upon Seller.

17.0 EXPORT CLASSIFICATION AND LICENSING AUTHORITY

17.1 Where Products are of Buyer's design, technology, software or manufactured to Buyer's functional specification; Buyer (Compaq Computer Corporation) will assist the Seller in the export of the commodities by providing Export Control Commodity Numbers (ECCN's) and Harmonized Tariff Code Numbers (HTS) on behalf of Buyer's subsidiary (CCIG). ). In any event, should Products deemed as "Hazardous Materials" be scheduled to be shipped by Seller to or on behalf of Buyer, Seller shall notify Buyer, in writing, in advance of such shipment and receive written authorization from Buyer to ship same before any such shipment is made.

17.2 "Country of Origin" Marking: The Seller shall mark, in English, all Product or Spares with the Country of Origin (manufacture), in compliance with Section 304 of the United States Tariff Act. Both the Product and Spares and its container must be conspicuously marked with the Country of Origin. If the Product or Spares itself cannot be marked legibly due to size, then its immediate container must be marked with a signed certificate stating Country of Origin (manufacture) by quantity and part number (Buyer's and Seller's).

18.0 QUALITY

18.1 Seller shall establish and maintain a quality system that meets or exceeds the requirements of the level of applicable ISO 9000 standards that is appropriate for Products and/or Spares being provided to Buyer.

     Seller shall meet any one or more of the following:

          - a quality management system and manual compliant to the applicable ISO 9000 Quality Systems series of standards

          - ISO 9000 certification

          - A plan for the ISO 9000 certification and expected certification date, no longer than eight months from the contract date

          - Successfully passed Buyer's Supplier Development Process (SDP) audits

Additionally, Seller and Buyer shall negotiate and enter into one or more Quality Assurance Exhibits for the Products and/or Spares being provided to Compaq.

18.2 Seller shall ensure that all Product, Spares and/or Services conform to the Specifications, drawings, samples, revision levels and other descriptions designated in the Product Schedule for such Product, Spares, and/or Service. The Specifications shall include any labeling requirements imposed by applicable law.

18.3 Upon reasonable written notice, Buyer shall be entitled to visit and inspect Seller's facility sites during normal business hours and Seller shall cooperate to facilitate such visits. Seller authorizes and agrees to assist Buyer in the performance of sourcing inspection and quality assurance reviews, and/or quality certifications which may take place at Seller's manufacturing facilities and/or at the manufacturing facilities of Seller's subcontractors or authorized agents. Seller acknowledges that Buyer's inspections shall in no way relieve Seller of its obligation to deliver conforming Product(s), Spares, and/or Services nor does it waive Buyer's right of inspection and acceptance at the time of delivery or limit any warranty rights granted in Section 5.0 of the Agreement.

18.4 Seller shall ensure that all Product, Spares and/or Services conform to the Specifications, drawings, samples, revision levels and other descriptions designated in the Product Schedule for such Product, Spares, and/or Service. The Specifications shall include any labeling requirements imposed by applicable law.

18.5 Seller shall establish and maintain a quality improvement plan that is acceptable to Buyer. Seller's initial quality plan is attached to this Agreement ("Quality Assurance Addendum"). The Quality Assurance Addendum shall not be amended without Buyer's prior written consent.

18.6 Upon reasonable notice, Buyer shall be entitled to visit and inspect Seller's facility sites during normal business hours and Seller shall cooperate to facilitate such visits. Seller authorizes and agrees to assist Buyer in the performance of sourcing inspection and quality assurance reviews, and/or quality certifications which may take place at Seller's manufacturing facilities and/or at the manufacturing facilities of Seller's subcontractors or authorized agents. Seller acknowledges that Buyer's inspections shall in no way relieve Seller of its obligation to deliver conforming Product(s), Spares, and/or Services nor does it waive Buyer's right of inspection and acceptance at the time of delivery or limit any warranty rights granted in Section 5.0 of the Agreement.

18.7 At Buyer's request, Seller shall provide Buyer with relevant inspection, quality, and reliability data.

19.0 GENERAL

19.1 Any obligations and duties which by their nature extend beyond the expiration or earlier termination of this Agreement shall survive any such expiration or termination and remain in effect.

19.2 If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be enforced to the fullest extent permitted by applicable law and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

19.3 Any waiver of any kind by a party of a breach of this Agreement must be in writing, shall be effective only to the extent set forth in such writing and shall not operate or be construed as a waiver of any subsequent breach. Any delay or omission in exercising any right, power or remedy pursuant to a breach or Default by a party shall not impair any right, power or remedy which either party may have with respect to a future breach or Default.

19.4 With respect to any payment, reimbursement or other amount owed by Seller to Buyer under this Agreement, Buyer may offset any such amount owed against any amount then owing or to be owing (including amounts to be owed under future invoices) by Buyer to Seller under this Agreement or any other agreement.

19.5 Except to the extent that (i) the confidentiality provisions set forth in Section 15.0 conflict with confidentiality provisions set forth in any other confidentiality or non-disclosure agreement between the parties hereto, (ii) the Effective Price and Part Numbers as identified in a Pricing Schedule is updated from time to time by mutual agreement of the parties, this Agreement represents the entire agreement with respect to the subject matter hereof and supersedes all prior discussions and agreements between the parties relating to the subject matter hereof. This Agreement can be modified only by a written amendment duly signed by persons authorized to sign agreements on behalf of both parties, and shall not be supplemented or modified by any course of dealing or trade usage. Variance from or addition to the terms and conditions of this Agreement in any Order, or other written notification from Seller will be of no effect.

19.6 Each party, including its servants, agents and employees, is an independent contractor and not an agent or employee of the other party. Without limiting the generality of the foregoing, neither party is authorized to represent or make any commitments of behalf of the other party, and the other party expressly disclaims any liability therefore.

19.7 THE CONSTRUCTION, VALIDITY, AND PERFORMANCE OF THIS AGREEMENT AND ANY ORDER ISSUED UNDER IT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS, USA. THE PARTIES HEREBY WAIVE APPLICATION OF THE U.N. CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS

19.8 Buyer may assign this Agreement and any of its rights, interests or obligations under this Agreement, in Buyer's sole discretion, to any indirect wholly owned subsidiary of Buyer, any direct or indirect parent of Buyer or any other affiliate of Buyer. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by Buyer and its successors and assigns. Seller may only assign its right, interest or obligations under this Agreement with the prior written consent of Buyer. Such consent not to be unreasonably witheld or delayed.

19.9 EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT WARRANTIES (EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE) OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED IN THEIR ENTIRETY.

19.10 Upon the request of either party, the parties shall cooperate and use commercially reasonable efforts to implement as soon as practicable an electronic data interchange system to process the submission and acceptance of Orders, the payment of Product and such other matters as the parties may mutually agree upon having such terms and transmissions standards and formats as the parties may agree.

19.11 Covenant Not To Sue: For so long as Compaq is in an active purchasing relationship with Supplier or an affiliate of Supplier, and in consideration of the purchases Compaq makes as a result of that relationship, Supplier agrees not to sue and shall hold Compaq and its authorized suppliers of Compaq branded computers harmless for any patent infringement that arises out of or occurs as a result of Compaq branded product that includes Supplier's Products; provided, the foregoing Covenant shall not apply if the patent infringement occurs in a Compaq branded computer component or subassembly that is in direct competition with Supplier's branded computer component or subassembly.

20.0 CHANGES

20.1 Buyer may from time to time change the Specifications for the Product(s), Spares and/or Services, and Seller shall use its best efforts to ensure that all Product(s), Spares and/or Services complies therewith. If Buyer's change in specifications result in a material change to Seller's costs or performance time, Seller and Buyer shall negotiate any remedial adjustments in good faith and as the parties deem appropriate to address such changes. A request by Seller for any such adjustment must be made in writing to Buyer as soon as practicable. but not to exceed [...***...] Business Days of Seller's receipt of such changes in Buyer's Specifications.

20.2 No changes shall be made in the appearance, form; fit; function; design; maintainability; documentation; reliablity; manufacturing process or process controls; place of manufacture; or packing and packaging of Product(s) and/or Spares without Buyer's prior written approval. Buyer will review Seller's written request for such changes within [...***...] Business Days of Buyer's receipt of the request and whatever supporting documentation Buyer reasonably requires (including but not limited to all maintenance-related information and samples which incorporate the proposed changes) to aid Buyer's evaluation of such requested changes. Buyer agrees to use reasonable efforts to notify Seller of Buyer's final acceptance or rejection of Seller's proposed change within an additional [...***...] Business Dav period.

20.3 Seller shall immediately notify Buyer, in writing, of the impact of any Mandatory Engineering Changes. "Mandatory Engineering Change" as used herein shall mean any mechanical, electrical firmware or other change to the Products(s) and/or Spares, furnished or to be furnished to Buyer, which is necessary, to ensure Product or Spare performance, reliability, safety, inter-connectability, inter-changeability, compatibility with Buyer Products, and/or conformance to Regulatory Agencies. Upon receipt of Buyer's approval, Seller shall promptly make the change at no charge to Buyer for Products and Spares not yet shipped to Buyer. If the Mandatory Engineering Change is applicable to previously delivered Product(s) and/or Spares, the charge shall be effected through a mandatory field exchange kit ("Field Kit") supplied by Seller at no change to Buyer. Buyer may, at its option (i) exchange the Field Kit itself, and either invoice Seller for, or offset against any amounts owed to Seller, which will include Buyer's fully burdened labor and materials cost for doing so; (ii) return the affected Product(s) and Spares to Seller, FOB Buyer's location, and Seller will make the change at no cost to Buyer, or (iii) a combination of (i) or (ii) as stated within this Section.

 *Confidential Treatment Requested

21.0 DELIVERY

21.1 Seller shall deliver Product(s) and Spares to Buyer on the specified date ("On-dock Date") and to the specified location ("Delivery Site") set forth in the related Order. The failure of Seller to deliver Product on the date and at the place specified in the Order shall constitute a material breach of the Agreement. Seller shall immediately notify Buyer, in writing, if Seller has knowledge of any event which is reasonably likely to delay any specified delivery date, place, or plan. On Time Delivery shall mean delivery of scheduled Product no more than [...***...] business days early and [...***...] business days late. .

21.2 If Seller delivers Product(s), Spares, and/or Services more than [...***...] business days in advance of the On-dock Date, Buyer may, at its option, (i) return such Product(s) and/or Spares to Seller at Seller's risk and expense including, but not limited to, any transportation, import, or export related expenses or duties, (in which case Seller, at its expense, shall redeliver such Product(s) and/or Spares to Buyer on the correct On-dock Date); or (ii) retain such Product(s) and/or Spares and make payment on the date payment would have been due based on the correct On-dock Date.

21.3 In the event that Product(s) or Spares scheduled deliveries, based on Seller's committed delivery date, are delivered more than [...***...] Business Day later than the On-dock Date. Buyer may, at its discretion, require Seller to ship and deliver such Product(s) and/or Spares via a different mode of transportation at Seller's expense or pursue any other remedy available to Buyer, at law or in equity, consistent with the terms of this Agreement.

21.4 Changes to delivery dates may only be made by Buyer's authorized purchasing representatives, as specified by Buyer. Buyer may, without cost or liability, issue Change Orders for Product(s) or Spares quantities and schedule dates. If any Change Order is made orally, Seller shall send Buyer a written confirmation thereof within seven (7) Business Days of Seller's receipt of said Change Order and Buyer shall provide Seller with an Order confirming such change within seven (7) Business Davs of receiving Seller's confirmation.

21.5 Buyer may measure Seller's On Time Delivery performance against Seller's delivery commitments for the purpose of establishing Seller's rate of improvement for On Time Delivery, Lead-Time, and cycle time against Buyer's requirements for the same. Lead-Times for all Products ordered hereunder shall not exceed that listed in the Schedule of Products or applicable Pricing Schedule attached hereto. Seller shall provide Buyer with quarterly status reports on Seller's manufacturing cycle times. Seller shall also provide Buyer with monthly reports that compare Seller's Lead-Times to the rest of the marketplace.

22.0 PACKING, MARKING, AND SHIPPING INSTRUCTIONS

22.1 Seller shall prepare and pack all Product and Spares in a manner (i) that Buyer from time to time may reasonably specify or, in the absence of Buyer's specification, that is consistent with practices customary in the computer component industry, (ii) necessary to meet a designated carrier's requirements, and (iii) that conforms with the laws and regulations of any applicable country (including, but not limited to, the United States of America) and any applicable subdivision thereof.

22.2 Seller shall mark, or cause to be marked, each shipping container to adequately show Buyer's Order number, part number, revision level, lot number, Country of Origin and quantity contained therein. Seller shall include in each container a packing list showing the Order number.

23.0 PRODUCT FORECASTS

23.1 Buyer shall use reasonable efforts, to provide Seller on a weekly basis, with Buyer's twelve (12) month rolling forecast showing Buyer's good faith estimates of the quantities of each individual Product that Buyer and Buyer's Affiliates expect to order for each month within such twelve (12) month horizon. Such forecasts are for Seller's convenience only, and Seller hereby expressly acknowledges that such forecasts shall not create any liability whatsoever for Buyer, including but not limited to an obligation to purchase Product(s), Services and/or Spares, whether unique or industry standard material.

*Confidential Treatment Requested

23.2 Seller agrees to review such forecasts, provided by Buyer, and advise Buyer if Seller anticipates Seller's inability to achieve the forecasted volumes. Buyer volume forecasts will be provided to Seller. Seller may from time to time request Buyer to review Buyer's intended purchase forecasts and advise Seller of any changes.

24.0 INSPECTION AND ACCEPTANCE

24.1. Product(s), Spares, and/or Services purchased or to be purchased pursuant to this Agreement shall be subject to inspection and testing by Buyer at all times (including during any period of manufacture or development) and at all places (including Seller's facilities or Seller's subcontractor facilities). Unless otherwise specified in the Order, final inspection and acceptance of Product(s), Spares, and/or Services by Buyer shall be at Buyer's facilities. Buyer reserves the right to reject Defective Product.

24.2 If Buyer returns a Defective Product to Seller for correction, credit, or replacement, Seller shall repair or replace same within [...***...] Business Days of receiving such Defective Product. Seller shall bear all risk and costs associated with replacing or repairing Defective Product including labor and material, inspection costs, and shipping costs to and from Buyer's facilities. If in the event Buyer incurs any such costs directly, after consultation with Seller, Buyer may either recover such costs directly from Seller or offset such amounts in the manner permitted in Subsection 19.4. Seller agrees to provide failure analysis of Defective Product within [...***...] Business Days after receipt thereof. Seller also agrees to provide Buyer with a written corrective action report addressing the steps that will be taken to eliminate the recurrence of the problem and will use commercially best efforts to implement the actions addressed in such corrective action report.

25.0 RIGHTS, TITLE AND INTERST

25.1 Except as otherwise provided in an Attachment to the Agreement, Buyer shall retain all rights, title, and interest to any and all Materials furnished to Seller under this Agreement including, but not limited to, the Buyer Owned Materials set forth in an Ownership of Materials Exhibit. Buyer shall have sole ownership of any Buyer-generated or Buyer-specified intellectual property contained in any Custom Products, including any Modifications/Enhancements thereto and Derivative Works thereof created by either party in performance of the Agreement.

25.2 Except as otherwise provided in an Attachment to the Agreement, Seller shall retain all rights, title, and interest to any and all Materials furnished to Buyer under this Agreement including, but not limited to, the Seller Owned Materials set forth in an Ownership of Materials Exhibit. Seller shall have sole ownership of all tools furnished, created, or used in performance of this Agreement, unless otherwise provided for in a Tooling Agreement.

 *Confidential Treatment Requested